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Exhibit 99

Contact:
Jennifer P. Davis Corporate Communications	direct phone: 803.748.2353 fax: 803.748.8420 email: jennifer.davis@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. ANNOUNCES
2003 THIRD QUARTER RESULTS AND OTHER MATTERS

        Columbia, South Carolina, 14 November 2003—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced financial results for the quarter that ended September 30, 2003 and other matters.

        For the third quarter of 2003 the Company reported a net loss of $1.5 million, or $(0.21) per share (basic and diluted). This is compared with a net profit of $1.8 million, or $0.21 per share (basic and diluted), for last year's third quarter.

        The automobile segment, which includes the Company's continuing nonstandard operations in North and South Carolina, as well as several runoff operations, reported a profit of $18 thousand for the quarter. "Our North Carolina nonstandard automobile operation experienced a decrease in premiums written and ceded to the North Carolina Reinsurance Facility that contributed to a reduction in the profitability of our automobile segment," said Michael A. Culbertson, Seibels Bruce president. "We believe the decrease is attributable to increased competition and the decrease in new policies written for members of the United States armed forces stationed in North Carolina. In addition, the North Carolina operation has been affected by 'suspension of coverage' requests received on in-force military polices while the policyholders are deployed in the Middle East. As a result of this trend, applicable accounting rules require that we evaluate the recorded value of goodwill associated with that operation. As a result of this analysis, we recorded a non-cash charge to earnings of $700 thousand in September 2003." Culbertson concluded, "Our North Carolina nonstandard automobile program will continue to be the foundation of our automobile segment."

        The flood segment reported a net profit of $1.0 million for the quarter. "In the fourth quarter of 2002 we sold our flood insurance business and have been amortizing the deferred gain from the transaction into income through September 30, 2003," said Culbertson. "From this point forward, the principal source of income for the flood segment will be America's Flood Services, Inc., which offers flood zone determinations and flood zone mapping services to customers located throughout the United States."

        The Company's commercial operations reported a net loss of $976 thousand for the quarter. "The loss is primarily attributable to losses incurred from Hurricane Isabel, which made landfall in September 2003, and from decreased business volume resulting from the August 2002 South Carolina Department of Insurance Order Imposing Administrative Supervision and Appointing Supervisor. The Order was lifted in May 2003, and we are pleased to report that, as of October 2003, we have restored the insurance writing authorities that existed prior to the Order," Culbertson stated.

        The Company's adjusting services segment, Insurance Network Services, Inc. (INS), reported a profit of $244 thousand for the quarter. "Earlier in the year we completed an evaluation of each of INS' service lines and discontinued those lines that were unprofitable," said Culbertson. "INS' continuing operations are now substantially comprised of claims administration services performed for QualSure Insurance Corporation."

        The all-other segment reported a loss of $1.8 million. "We have continued to experience significant reserve development related to our runoff asbestos and environmental business written primarily in the 1980's," said Culbertson. "Continuing increases in the frequency of newly reported claims, as well as development in the severity of existing claims, resulted in a charge to earnings of over $1.7 million for the quarter ended September 30, 2003."

        In November 2003, the Company signed non-binding Letters of Intent with unaffiliated third parties for proposed sales of two of its South Carolina domiciled insurance subsidiaries, South Carolina Insurance Company and Consolidated American Insurance Company. Any transaction that may result from these Letters of Intent is subject to, among other things, the satisfactory completion of due diligence and approval from the South Carolina Department of Insurance. "Selling these inactive insurance subsidiaries eliminates a number of distractions that detract attention from our continuing insurance operations in North and South Carolina," said Culbertson.

        Within the next several days, the Company intends to file a preliminary proxy statement with the Securities and Exchange Commission (SEC) relating to a special meeting of shareholders to vote on a proposed amendment to the Company's Articles of Incorporation to effect a reverse stock split of the Company's common stock. Culbertson stated, "If the amendment is approved by the Company's shareholders, the reverse stock split will enable the Company to terminate registration of its common stock and its obligations to file annual and periodic reports and make other filings with the SEC."

        Culbertson concluded, "With the expected disposition of our inactive insurance subsidiaries and the restoration of our insurance writing authorities that existed prior to the Order, Seibels Bruce can focus on restoring and maintaining agent relationships, strategically growing our business and positioning ourselves to add additional lines of business or services as viable opportunities arise."

        The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial, nonstandard automobile and homeowners insurance. In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through INS; flood zone determination services through America's Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company. Additional information about Seibels Bruce can be found online at http://www.seibels.com.

        Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

(Table follows)

The Seibels Bruce Group, Inc.
RESULTS OF OPERATIONS
(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Automobile	$3,382	$3,604	$10,249	$11,897
Flood	1,652	5,292	5,681	14,389
Commercial	2,231	2,567	7,136	8,584
Adjusting Services	1,421	2,075	4,942	6,233
All Other	235	10,602	1,125	11,660

Total	$8,921	$24,140	$29,133	$52,763

Net income (loss):
Automobile	$18	$125	$(229)	$1,330
Flood	1,004	650	3,757	1,272
Commercial	(976)	118	(1,043)	1,052
Adjusting Services	244	476	721	1,001
All Other	(1,829)	400	(2,569)	663

Total	$(1,539)	$1,769	$637	$5,318

Basic (loss) earnings per share:	$(0.21)	$0.21	$0.04	$0.64
Weighted average shares outstanding	7,817	7,832	7,825	7,832

Diluted (loss) earnings per share:	$(0.21)	$0.21	$0.04	$0.62
Weighted average shares outstanding	7,817	8,028	7,854	8,164

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The Seibels Bruce Group, Inc. RESULTS OF OPERATIONS (in thousands, unaudited)